EXHIBIT 99.1

Heartland Payment Systems
90 Nassau Street
Princeton, NJ 08542
888.798.3131
HeartlandPaymentSystems.com

HEARTLAND PAYMENT SYSTEMS REPORTS ADJUSTED NET INCOME INCREASED 73%; ADJUSTED EARNINGS PER SHARE INCREASED 67% IN FOURTH QUARTER

Princeton, NJ - February 9, 2012 - Heartland Payment Systems, Inc. (NYSE: HPY), one of the nation's largest payment processors, today announced GAAP net income of $11.2 million, or $0.28 per share, for the three months ended December 31, 2011. Adjusted Net Income and Adjusted Earnings per Share were $14.2 million and $0.35, respectively, for the quarter ended December 31, 2011, compared to Adjusted Net Income and Adjusted Earnings per Share of $8.2 million and $0.21, respectively, for the quarter ended December 31, 2010. Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures that exclude expenses attributable to the processing system intrusion and stock compensation expense, as detailed later in this press release in the section, “Reconciliation of Non-GAAP Financial Measures.”

Highlights for the fourth quarter of 2011 include:

•	Small and Mid-Sized Enterprise (SME) quarterly transaction processing volume of $16.8 billion, up 7.1% from the comparable period in 2010

•	Quarterly Net Revenue of $125.1 million, up 13.3% from the fourth quarter of 2010

•	Operating margin on net revenue of 16.1% compared to 12.9% for the same quarter in 2010

•	Same store sales rose 2.5% for the fourth quarter, our seventh consecutive quarter of same store sales growth

•	New margin installed of $14.4 million, essentially unchanged from the fourth quarter of 2010

Highlights for fiscal 2011 include:

•	Operating margin for the full year up 580 basis points, to 16.2% from 10.4% in 2010

•	Same store sales up 2.6% for the full year over 2010

•	Full year new margin installed grew for the first time in three years, rising 4.6% for the year

Robert Carr, Chairman and CEO, said, “We ended the year on a high note with double-digit net revenue growth, expanding margins, strong cash flow and operating earnings that increased over 40% in the quarter compared to the same quarter last year. In the quarter, we were successful in both growing our sales organization and setting a new record for relationship manager productivity. Our non-card businesses continue to play an increasingly important role in our overall growth, with K-12 School Solutions making a particularly significant contribution to our results this quarter. Margins are rapidly responding to our productivity enhancements, which is helping generate cash to reinvest in additional growth opportunities. The significant improvement in financial performance achieved this year is a direct result of the growth and productivity improvement strategy initiated in 2010, and provides a solid foundation on which we can build in 2012.”

SME card processing volume for the three months ended December 31, 2011 was $16.8 billion, a 7.1% improvement compared to the year-ago period, with same store sales up 2.5% in the quarter and volume attrition in the quarter a relatively stable 13.4%. For the three months ended December 31, 2011, Network Services processed 807 million transactions, a 2.1% year-over-year increase. Revenue growth was also enhanced by the $5.5 million growth in K-12 School Solutions revenues. Efficiency improvements helped reduce processing and servicing expenses by 3.3% compared to the same year-ago quarter. Together with double-digit net revenue growth, improved productivity helped drive operating income to 16.1% of net revenue in the fourth quarter of 2011, up 320 basis points from the comparable 2010 period. The increase in general and administrative expense in the quarter was due in part to the transition of certain costs previously included in direct expense to overhead, but was also attributable to higher wages as well as costs related to the company's upcoming sales and servicing Summit. In addition, share-based incentive compensation grew significantly, as the improvement in corporate financial performance triggered recognition that certain performance-based Restricted Stock Units are likely to vest in coming years.

Mr. Carr continued, “Durbin dollars keep rolling back to merchants as Heartland Payment Systems continues to pass along 100% of the new, lower debit interchange rates. The implementation of the Durbin amendment has clearly heightened merchant sensitivity to card processing costs. And, we are working hard to be there when merchants open their statements from their processors so we can help them recognize the tangible evidence of the value of Heartland's Fair Deal. Both new and existing relationship managers have been energized by this unique market opportunity, and are excited about the opportunity to add new merchants to the Heartland portfolio this year.”

 Other Non-Operating Items

The company's GAAP results include a number of items in non-operating income and expense in the fourth quarters of 2011 and 2010. Non-operating expenses in the 2011 fourth quarter included charges ($1.1 million pre-tax) relating to its decision to discontinue Express Funds, a remote deposit capture product, partially offset by a gain from an earnout payment ($0.3 million pre-tax) relating to last year's sale of SME merchant bankcard processing contracts. The net effect was to reduce 2011 fourth quarter earnings by $0.8 million (pre-tax), or $0.01 per share. Combined with pre-tax charges of $0.8 million recorded prior to the 2011 fourth quarter for costs associated with closing our Johnson City, Tennessee service center, these 2011 items reduced 2011 full-year earnings by $1.6 million (pre-tax), or $0.02 per share.

The prior-year fourth quarter included costs associated with exiting its Johnson City servicing facility ($0.5 million pre-tax), an intangible asset impairment charge ($0.8 million pre-tax) and a $3.8 million pre-tax charge to settle litigation over the treatment of reimbursable employee business expenses. Also during the prior-year fourth quarter, the company recorded a $3.1 million gain on its sale of merchant accounts that had not been converted onto HPS Exchange. The net effect was to reduce 2010 fourth quarter earnings by $2.0 million (pre-tax), or $0.03 per share. Combined with pre-tax income of $2.0 million recorded prior to the 2010 fourth quarter for various legal settlements received, these 2010 items had no effect on 2010 full year earnings.

FULL YEAR 2011 RESULTS:
For the full year of 2011, GAAP net income was $43.9 million or $1.09 per share, compared to GAAP net income of $34.5 million or $0.88 per share for 2010. Net revenue for the full year of 2011 was $482.3 million, up 8.4% compared to 2010. Excluding expenses attributable to the processing system intrusion and stock compensation, Adjusted Net Income and Adjusted Earnings per Share for the full year 2011 were $50.5 million or $1.26 per share, compared to $29.7 million, or $0.76 per share in the prior year, increases of 70% and 66%, respectively.

FULL YEAR 2012 GUIDANCE:
For full year 2012, we expect Net Revenue to be between $530 million and $540 million, and fully diluted Adjusted EPS to be between $1.52 and $1.56, before deducting $0.19 per share of after-tax stock compensation expense. The company's guidance does not include any of the ongoing costs related to the 2008 processing system intrusion.

QUARTERLY DIVIDEND INCREASED, AND SHARE REPURCHASE PROGRAM UPDATE
The Company also announced the Board of Directors increased the quarterly dividend to $0.06 per common share, an increase of 50%. The new higher dividend is payable March 15, 2012 to shareholders of record on March 2, 2012. In the fourth quarter, the company repurchased 778,889 shares at an average cost of $21.61 per share under the Board approved share repurchase plan announced last quarter.

CONFERENCE CALL:
Heartland Payment Systems, Inc. will host a conference call on February 9, 2012 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company's website. To access the call, please visit the Investor Relations portion of the Company's website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling (888) 329-8903. Please provide the operator with PIN number 2843174. The webcast will be archived on the Company's website within two hours of the live call.

About Heartland Payment Systems
Heartland Payment Systems, Inc. (NYSE: HPY), the fifth largest payments processor in the United States, delivers credit/debit/prepaid card processing, gift marketing and loyalty programs, payroll and related business solutions to more than 250,000 business locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. The company is also a leader in the development of end-to-end encryption technology designed to protect cardholder data, rendering it useless to cybercriminals. For more detailed information, visit HeartlandPaymentSystems.com or follow the company on Twitter @HeartlandHPY and Facebook at facebook.com/HeartlandHPY.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10- K for the year ended December 31, 2010. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Contact
Joe Hassett
Gregory FCA Communications
27 West Athens Ave.
Ardmore, PA 19003
Tel: 610-228-2110
Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Total revenues	$471,423	$478,226	$1,996,950	$1,864,337
Costs of services:
Interchange	304,435	336,882	1,359,448	1,299,631
Dues, assessments and fees	41,860	30,872	155,233	119,834
Processing and servicing	51,577	53,331	212,747	228,953
Customer acquisition costs	10,518	11,657	46,140	50,415
Depreciation and amortization	3,829	3,801	14,675	15,201
Total costs of services	412,219	436,543	1,788,243	1,714,034
General and administrative	39,057	27,415	130,724	104,088
Total expenses	451,276	463,958	1,918,967	1,818,122
Income from operations	20,147	14,268	77,983	46,215
Other income (expense):
Interest income	48	37	177	148
Interest expense	(863)	(1,267)	(4,125)	(4,778)
(Provision for) recovery of processing system intrusion costs	(222)	(632)	(1,012)	14,138
Other, net	(770)	(1,950)	(1,550)	72
Total other (expense) income	(1,807)	(3,812)	(6,510)	9,580
Income before income taxes	18,340	10,456	71,473	55,795
Provision for income taxes	7,028	3,783	27,126	21,135
Net income	11,312	6,673	44,347	34,660
Less: Net income attributable to noncontrolling interests	92	40	408	123
Net income attributable to Heartland	$11,220	$6,633	$43,939	$34,537

Net income	$11,312	$6,673	$44,347	$34,660
Other comprehensive income:
Unrealized (losses) gains on investments, net of income tax of ($3), ($6), ($4) and $30	(4)	(14)	(5)	46
Unrealized gains (losses) on derivative financial instruments, net of income tax of $59 and ($341)	95	—	(556)	—
Foreign currency translation adjustment	270	323	(223)	501
Comprehensive income	11,673	6,982	43,563	35,207
Less: Comprehensive income attributable to noncontrolling interests	173	4	341	87
Comprehensive income attributable to Heartland	$11,500	$6,978	$43,222	$35,120

Earnings per common share:
Basic	$0.29	$0.17	$1.13	$0.91
Diluted	$0.28	$0.17	$1.09	$0.88
Weighted average number of common shares outstanding:
Basic	39,198	38,274	38,931	37,994
Diluted	40,494	39,445	40,233	39,310

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	December 31,
Assets	2011	2010
Current assets:
Cash and cash equivalents	$40,301	$41,729
Funds held for payroll customers	42,511	36,523
Receivables, net	176,535	175,530
Investments held to maturity	2,505	1,516
Inventory	11,492	11,058
Prepaid expenses	9,660	7,721
Current tax asset	—	18,652
Current deferred tax assets, net	6,746	7,250
Total current assets	289,750	299,979
Capitalized customer acquisition costs, net	55,014	59,251
Property and equipment, net	115,579	102,248
Goodwill	103,399	68,319
Intangible assets, net	32,498	31,160
Deposits and other assets, net	681	507
Total assets	$596,921	$561,464

Liabilities and Equity
Current liabilities:
Due to sponsor banks	$63,881	$72,573
Accounts payable	47,373	42,126
Deposits held for payroll customers	42,511	36,523
Current portion of borrowings	15,003	38,286
Current portion of accrued buyout liability	8,104	5,560
Processing liabilities and loss reserves	30,689	28,740
Accrued expenses and other liabilities	50,884	28,789
Current tax liability	1,408	—
Total current liabilities	259,853	252,597
Deferred tax liabilities, net	21,643	21,714
Reserve for unrecognized tax benefits	1,819	1,309
Long-term portion of borrowings	70,000	85,000
Long-term portion of accrued buyout liability	23,554	23,250
Total liabilities	376,869	383,870
Commitments and contingencies	—	—

Equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 38,847,957 and 38,415,199 shares issued and outstanding at December 31, 2011 and 2010	39	38
Additional paid-in capital	207,643	185,689
Accumulated other comprehensive (loss) income	(680)	37
Retained earnings (Accumulated deficit)	29,236	(8,471)
Treasury Stock, at cost (778,889 shares at December 31, 2011)	(16,828)	—
Total stockholders’ equity	219,410	177,293
Noncontrolling interests	642	301
Total equity	220,052	177,594
Total liabilities and equity	$596,921	$561,464

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	Year Ended December 31,
	2011	2010
Cash flows from operating activities
Net income attributable to Heartland	$43,939	$34,537
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	47,188	53,997
Other depreciation and amortization	27,837	26,020
Addition to loss reserves	6,011	9,985
Provision for doubtful receivables	2,423	1,329
Deferred taxes	778	35,730
Stock-based compensation	9,548	6,295
Net income attributable to noncontrolling interests	408	123
Gain on investment	—	(25)
Write down on intangible assets, purchased software, fixed assets and system development	129	1,014
Other, net	1,915	509
Changes in operating assets and liabilities:
Increase in receivables	(1,409)	(27,084)
(Increase) decrease in inventory	(194)	1,331
Payment of signing bonuses, net	(29,035)	(26,495)
Increase in capitalized customer acquisition costs	(14,276)	(14,715)
(Increase) decrease in prepaid expenses	(1,677)	1,162
Decrease (increase) in current tax assets	23,522	(481)
(Increase) decrease in deposits and other assets	(65)	1,118
Excess tax benefits on options exercised	(3,454)	(1,910)
Increase (decrease) in reserve for unrecognized tax benefits	510	(82)
Decrease in due to sponsor banks	(8,692)	(7,433)
Increase in accounts payable	3,779	8,368
Decrease in accrued expenses and other liabilities	(755)	(4,808)
Decrease in processing liabilities and loss reserves	(4,104)	(8,459)
Decrease in reserve for processing system intrusion	(8)	(98,294)
Payouts of accrued buyout liability	(10,380)	(25,209)
Increase in accrued buyout liability	13,228	11,133
Net cash provided by (used in) operating activities	107,166	(22,344)
Cash flows from investing activities
Purchase of investments held to maturity	(3,781)	(1,452)
Maturities of investments held to maturity	2,934	1,397
Proceeds from sale of available for sale investments	—	161
Increase in funds held for payroll customers	(6,163)	(6,916)
Increase in deposits held for payroll customers	5,988	6,856
Acquisition of businesses, net of cash acquired	(23,165)	(7,904)
Purchases of property and equipment	(36,543)	(23,279)
Net cash used in investing activities	(60,730)	(31,137)
Cash flows from financing activities
Proceeds from borrowings	—	176,200
Principal payments on borrowings	(38,287)	(119,880)
Proceeds from exercise of stock options	9,685	6,303
Excess tax benefits on options exercised	3,454	1,910
Repurchases of common stock	(16,414)	—
Dividends paid on common stock	(6,232)	(1,521)
Net cash (used in) provided by financing activities	(47,794)	63,012

Net (decrease) increase in cash	(1,358)	9,531
Effect of exchange rates on cash	(70)	85
Cash at beginning of year	41,729	32,113
Cash at end of year	$40,301	$41,729

Reconciliation of Non-GAAP Financial Measures
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, namely net income and earnings per share, which exclude certain costs and expenses and recoveries related to the criminal breach in 2008 of its payment systems environment (the “Processing System Intrusion”) and share-based compensation expense. These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures- Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its on-going operating performance relative to its competitors, and to establish operational goals and forecasts. Net costs and expenses related to the Processing System Intrusion are not indicative of the Company's on-going operating performance and are therefore excluded by management in assessing the Company's operating performance, as well as from the measures used for making operating decisions, although in making operating decisions management is mindful of its need to utilize cash to pay for the costs and expenses relating to the Processing System Intrusion. Share-based compensation expense is excluded as a non-cash expense that the Company does not believe is reflective of ongoing operating results and which is excluded from calculations of earnings per share used in measuring its achievement of performance targets required for vesting performance-based share awards.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures for the fourth quarter and full year ended December 31, 2011 and 2010:

Provision for Processing System Intrusion - On January 20, 2009, the Company publicly announced the discovery of the Processing System Intrusion. Since its announcement of the Processing System Intrusion on January 20, 2009 and through December 31, 2011, the Company has expensed a total of $147.1 million, before reducing those charges by $31.2 million of total insurance recoveries. The majority of the total charges, or approximately $114.7 million, related to settlements of claims. Approximately $32.4 million of the total charges were for legal fees and costs we incurred for investigations, defending various claims and actions, remedial actions and crisis management services.

During the three months ended December 31, 2011, the Company incurred approximately $0.2 million, or less than one cent per share, for legal fees and costs it incurred related to the Processing System Intrusion. During the three months ended December 31, 2010, the Company expensed approximately $0.6 million, or $0.01 per share, related to the Processing System Intrusion.

During the year ended December 31, 2011, the Company incurred approximately $1.0 million, or $0.02 per share, for legal fees and costs it incurred related to the Processing System Intrusion. During the year ended December 31, 2010, the Company recovered from its insurance providers approximately $27.2 million of the costs it incurred for the Processing System Intrusion and expensed approximately $13.1 million for accruals, legal fees and costs it incurred for defending various claims and actions, resulting in a net recovery of $14.1 million, or $0.22 per share.

During 2009 and 2010, the Company settled the following claims and disputes related to the Processing System Intrusion:

•
On December 17, 2009, the Company entered into a settlement agreement and release with American Express and paid approximately $3.5 million in full and final satisfaction of any and all claims of American Express and its issuers arising from or relating to the Processing System Intrusion. The Company paid this settlement from its available cash.

•
On January 7, 2010, the Company, Heartland Bank, KeyBank National Association (“KeyBank,” and, together with Heartland Bank, the “Sponsor Banks”), and Visa U.S.A. Inc., Visa International Service Association and Visa Inc. (collectively, “Visa”) entered into a settlement agreement to resolve potential claims and other disputes related to the Processing System Intrusion and on February 18, 2010 it paid $58.6 million for that settlement, after a $0.8 million credit for fines previously collected by Visa during 2009. The Company obtained loans totaling $53.0 million from Sponsor Banks, the proceeds of which were used to partially fund the settlement amount. See Note 11 Credit Facilities included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the $28.0 million Bridge Loan and $25.0 million Increased Credit Commitment, both entered into on February 18, 2010 and repaid on November 24, 2010 when the Company entered into a Second Amended and Restated Credit Agreement.

•
On May 19, 2010, the Company entered into a settlement agreement with MasterCard to resolve potential claims and other disputes related to the Processing System Intrusion and in September 2010 it agreed to pay a maximum of $34.8 million for that settlement, after a $6.6 million credit for fines previously collected by MasterCard during

2009. The Company paid this settlement from its available cash.

•
On August 31, 2010, the Company entered into a settlement agreement with Discover to resolve potential claims and other disputes with respect to the Processing System Intrusion and on September 2, 2010, it paid Discover $5.0 million in full and final satisfaction of any and all claims of Discover, its affiliates and certain of its issuers. The Company paid this settlement from its available cash.

These settlement amounts were previously provided for in the Company's Provision for Processing System Intrusion and carried in its Reserve for Processing System Intrusion. The Company does not consider it a reasonable possibility that losses exceeding the amounts already recognized on the matters subject to the settlement agreements will be incurred. With regard to the unsettled claims related to the Processing System Intrusion, the Company determined material losses in addition to those previously accrued are not considered reasonably possible on any such claim previously disclosed. The Company is prepared to vigorously defend itself against any unsettled claims relating to the Processing System Intrusion that have been asserted against it and its sponsor banks to date. The Company feels it has strong defenses to all the claims that have been asserted against it and its sponsor banks relating to the Processing System Intrusion.

Share-based Compensation Expense - These expenses consist primarily of expenses related to the stock options and restricted share units, including performance-based awards, which the Company has granted its employees. The Company excludes share-based compensation expense from its non-GAAP measures of net income and earnings per share primarily because:

•	Share-based compensation expense is non-cash expense that the Company does not believe is reflective of ongoing operating results;

•	Share-based compensation expense is excluded from calculations of earnings per share used in measuring its achievement of performance targets required for vesting performance-based awards; and

•
The Company's use of performance-based share awards has increased significantly in recent years, with the result that reported share-based compensation expense can vary significantly from year to year, or quarter to quarter, in ways that may not be related to the underlying operating performance of the Company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures- Non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion and share-based compensation expense may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company's GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

•
Processing System Intrusion costs and recoveries, and share-based compensation expense that are excluded from non-GAAP net income and non-GAAP earnings per share can have a material impact on cash flows, GAAP net income and GAAP earnings per share.

•
Other companies may calculate non-GAAP net income and non-GAAP earnings per share that exclude the impact of similar expenses and recoveries differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors-The Company believes that presenting non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion and share-based compensation expense in addition to the related GAAP measures provides investors greater transparency to the information used by the Company's management for its financial and operational decision-making and allows investors to see the Company's results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company's operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three months and full year ended December 31, 2011 and 2010 follows:

(In thousands, except per share):	Three Months Ended December 31,		Full Year Ended December 31,
Net income attributable to Heartland	2011	2010	2011	2010
Non-GAAP - Adjusted net income attributable to Heartland	$14,181	$8,209	$50,480	$29,671
Less adjustments:
Provision for (recovery of) processing system intrusion costs	222	632	1,012	(14,138)
Income tax impact of provision for processing system intrusion	(85)	(229)	(384)	5,355
After-tax provision for (recovery of) processing system intrusion costs	137	403	628	(8,783)
Share-based compensation expense	4,578	1,838	9,548	6,296
Income tax benefit on share based compensation expense	(1,754)	(665)	(3,635)	(2,379)
After-tax share-based compensation expense	2,824	1,173	5,913	3,917
GAAP - Net income attributable to Heartland	$11,220	$6,633	$43,939	$34,537

Earnings per share
Non-GAAP - Adjusted net income per share	$0.35	$0.21	1.26	$0.76
Less: provision for (recovery of) processing system intrusion costs	—	0.01	0.02	(0.22)
Less: share-based compensation expense	0.07	0.03	0.15	0.10
GAAP - Net income per share	$0.28	$0.17	$1.09	$0.88

Shares used in computing GAAP net income per share	40,494	39,445	40,233	39,310